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                                                                    EXHIBIT 99.1

[noble energy LOGO]                        NEWS RELEASE

100 GLENBOROUGH DRIVE                      CONTACT: Greg Panagos: 281-872-3125
SUITE 100                                  Investor_Relations@nobleenergyinc.com
HOUSTON, TX 77067

         NOBLE ENERGY ESTIMATES 2003 RESERVE REPLACEMENT OF 118 PERCENT;
                 YEAR-END RESERVES TOTAL 2.7 TRILLION CUBIC FEET

HOUSTON (February 2, 2004) -- Noble Energy, Inc. (NYSE: NBL) today announced that it expects to record a full year 2003 reserve replacement rate of 118 percent of global production from all sources excluding sales. The average finding and development cost is expected to be $2.16 per thousand cubic feet equivalent (Mcfe).

As of December 31, 2003 Noble Energy expects to record total proved reserves of
2.7 trillion cubic feet equivalent (Tcfe), a decrease of slightly over two percent compared to the previous year-end. During 2003, Noble Energy sold reserves of approximately 108 Bcfe, or four percent of year-end 2002 proved reserves. Excluding the impact of property sales, total proved reserves would have increased nearly two percent year-on-year.

Reserve additions from extensions, discoveries and other additions totaled 217 Bcfe, revisions added 39 Bcfe, and purchases accounted for another six Bcfe. Associated exploration, development and acquisition costs were $567 million, which included $289 million of expenditures associated with development projects in Israel and Equatorial Guinea where proved reserves were predominately recognized in prior years. Worldwide production totaled 222 billion cubic feet equivalent (Bcfe) in 2003.

Reserve replacement for international operations is estimated to be 265 percent of production for 2003, with an average finding and development cost of $1.74 per Mcfe. International production totaled 71 Bcfe in 2003. International reserve additions from extensions, discoveries and other additions are expected to total 160 Bcfe, with revisions adding another 29 Bcfe of proved reserves. Exploration and development costs are estimated to be $329 million.

Domestic reserve replacement from all sources excluding sales is estimated to be 48 percent of production, with an average finding and development cost of $3.26 per Mcfe. Domestic reserve additions from extensions, discoveries and other additions are expected to total 56 Bcfe, revisions would add another 11 Bcfe, and purchases would add six Bcfe. Exploration and development costs are estimated to be $238 million. Domestic production totaled 151 Bcfe.

Domestic onshore is expected to replace 118 percent of 2003 production from all sources at a cost of $1.48 per Mcfe. Onshore reserve additions came predominantly from the Gulf Coast drilling program.

Domestic offshore is not expected to replace production due to restrained capital allocation. Of 2003 offshore capital, 52 percent was directed toward developing prior discoveries, carryover wells or discoveries not yet booked. In addition, a negative revision of 13 Bcfe was made for an offshore property where recompletion and remediation activities produced less than expected results.

In the deepwater Gulf of Mexico, Noble Energy announced a discovery at Green Canyon Block 199 (Lorien). An appraisal well is planned for 2004 and, if successful, the company will book significant proved reserves from the Lorien discovery. Including resources from the Lorien discovery in 2003 reserve additions would have substantially reduced offshore unit finding and development costs and increased the reserve replacement rate.
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For the past three years, Noble Energy has engaged Netherland, Sewell and
Associates to perform an audit of the company's procedures and methods used to estimate proven reserves. Netherland, Sewell and Associates' audit for 2003 included a review of the areas representing the top 80 percent of Noble Energy's reserves. In addition, Noble Energy has obtained independent third-party estimates for several major international properties including those in Ecuador, Equatorial Guinea and Israel.

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.



This news release may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are detailed in its Securities and Exchange Commission filings.

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PR 252                                                                  02/02/04

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